EXHIBIT 3.1.2






















                              ARTICLES OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION




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                            ARTICLES OF AMENDMENT OF
                          BIOQUEST INTERNATIONAL, INC.


                                       ONE

         The name of the corporation is changed to BioQuest International, Inc from BioQuest International Inc.

                                       TWO

         RESOLVED, that upon the filing of the Amended and Restated Certificate of Incorporation, the Corporation hereby increases the authorized number of no par value common stock in the Corporation from 5,000 to 25,000,000.

         RESOLVED, that upon the filing of the Amended and Restated Certificate of Incorporation, the Corporation hereby is authorized and directed, for and on behalf of the Corporation, to sell and issue an aggregate of five million (5,000,000) shares of Preferred Stock, having no par value.


                                      THREE

         The foregoing amendments were adopted on May 1, 2000.


                                      FOUR

         The amendments were adopted by unanimous consent of the directors and a majority vote of the shareholders.

         The undersigned director declares that the facts herein stated are true as of September 8, 2000.


                          BioQuest International, Inc.

                                        By: /s/ Peter J. Ewens
                                        ----------------------------------------
                                        Peter J. Ewens, Chief Executive Officer

                                        Dated: September 8, 2000